EXHIBIT 99.1

Old Line Bancshares, Inc. Increases Quarterly Cash Dividend Thirty Three Percent

BOWIE, Md., Nov. 18, 2011 (GLOBE NEWSWIRE) -- On November 17, 2011, the Board of Directors of Old Line Bancshares, Inc. (Nasdaq:OLBK) declared a fourth quarter cash dividend of $0.04 per common share, a $0.01 (33.33%) increase over the third quarter cash dividend of $0.03 per share. The company will pay the dividend on December 19, 2011 to stockholders of record as of December 5, 2011. "We are pleased that our consistent profitability and the underlying strength of our financial performance enable this improved return for our loyal stockholders," said James W. Cornelsen, President and Chief Executive Officer of Old Line Bancshares.

Old Line Bancshares, Inc. is the parent company of Old Line Bank, a Maryland chartered commercial bank headquartered in Bowie, Maryland, approximately 10 miles east of Andrews Air Force Base and 20 miles east of Washington, D.C. Old Line Bank has 19 branches located in its primary market area of suburban Maryland (Washington, D.C. suburbs and Southern Maryland) counties of Anne Arundel, Calvert, Charles, Prince George's and St. Mary's. It also targets customers throughout the greater Washington, D.C. metropolitan area.

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